Exhibit 99.1

 Microvision Reports 2003 Revenue of $14.7 Million; Company Announces
   Nomad Expert Technician System is in Initial Stage of Commercial
                              Production

    BOTHELL, Wash.--(BUSINESS WIRE)--March 10, 2004--Microvision, Inc. (Nasdaq:MVIS), a leader in light scanning technologies, today reported financial results for the fourth quarter and full year of 2003. Revenue for the twelve months ended December 31, 2003 was $14.7 million compared to $15.9 million for the same period in 2002. Revenue for the fourth quarter of 2003 was $4.0 million compared to $3.2 million for the same period in 2002. The company had previously reported that it expected fourth quarter of 2003 revenue to be $4.6 million and revenue for 2003 to be $15.2 million, however, revenue was negatively impacted by the timing of a $950,000 contract at Lumera that was awarded later in the fourth quarter than anticipated. As a result, Lumera refocused its efforts to completing the development of commercial products for launch in the first quarter of 2004 and later in the year. Consolidated revenue for 2003 was derived from ongoing work on development contracts with U.S. military and commercial customers, sales of the Nomad(R) Augmented Vision System, sales of the Flic(R) Laser Bar Code Scanner, and development contracts at its subsidiary, Lumera. For the twelve months ended December 31, 2003, revenue from development contracts with U.S. government agencies was $7.1 million, revenue from commercial contracts was $6.4 million and revenue from product sales was $1.2 million.
    For the twelve months ended December 31, 2003, Microvision reported a consolidated net loss of $26.2 million or $1.46 per share compared to a net loss of $27.2 million or $1.93 per share for the same period in 2002. For the three months ended December 31, 2003, the company reported a consolidated net loss of $5.2 million or $.26 per share compared to a net loss of $6.9 million or $.46 per share for the same period in 2002. For the twelve months ended December 31, 2003, net cash used in operating activities was $26.4 million compared to $28.0 million for the same period in 2002.
    The company, including Lumera, ended the year with $21.8 million in cash, cash equivalents and investment securities and backlog of $3.8 million. Additions to backlog subsequent to year-end total $1.1 million.
    The company indicated that it expects revenue for the first quarter of 2004 to be approximately $3.5 million depending on the progress of work performed under certain development contracts and the number and timing of Nomad units shipped during the quarter. The Nomad Expert Technician System is currently in the initial phase of commercial production and the first commercial units are expected to ship before March 31, 2004. The company has begun taking orders for Nomad and expects to have orders for more than 100 units by the end of the quarter, representing a value of approximately $400,000. The company also indicated that it expects a record quarter with respect to sales of its Flic bar code scanner, with revenue of $600,000 or higher. Contract revenue for both Microvision and Lumera will also be modestly lower than originally anticipated ($200,000 to $300,000) due to the utilization of resources to bring commercial products to market.
    "Overall results for 2003 were solid, with strong growth in revenue from commercial development contracts, higher revenue from product sales, a reduced cash burn and a stronger balance sheet," said Rick Rutkowski, Microvision's CEO. "We achieved a number of milestones that will serve as the platform for our future growth, including the sale of 100 Nomad units to the Stryker Brigade; the recent launch of the Nomad Expert Technician System and the development of the automotive maintenance application; the launch of Flic Cordless and the increasing sales activity through both direct sales and NCR; significant progress in the automotive HUD market; continuing development work with Canon and the U.S. military; and a number of important developments at Lumera, including its first commercial product introductions for Wi-Fi antennas.
    "During the fourth quarter of 2003, we achieved a number of milestones, including booking $3.4 million in commercial contracts, a record level for a quarter. Our commercial activity included the largest contract to date with Canon and a development contract for a laser print engine.
    "The outlook for 2004 is very positive, as we believe the stage is set for significant revenue growth that will be driven primarily by product sales, particularly sales of the Nomad system which we believe will begin to ramp significantly in the second quarter and throughout the rest of the year.

    Product Update

    "We continue to work closely with Honda in anticipation of a rollout of the Nomad Expert Technician System to its dealers. In addition to dealers, the potential applications with Honda have expanded to include some of its parts assembly operations. The next step is to complete a product certification process that Honda requires of all of its tools. The certification process is expected to be underway this week.
    "In addition to Honda, we have been working with other OEMs and distributors from whom we have consistently received excellent feedback and strong interest. We are building a backlog of orders for the Nomad Expert Technician System and we are very excited about the potential for success in this very large market segment. According to the Automotive Aftermarket Industry Association the service portion of the automotive aftermarket is estimated at $132 billion in 2003, with roughly $59 billion of that coming from labor. Sales of tools used in aftermarket service and maintenance were estimated at $7.9 billion for the year.
    "We have a proposal under evaluation by the U.S. Army to supply Nomad units to the next Stryker Brigade Combat Team, which is expected to deploy during the second quarter. The feedback from the field for our first order of 100 units, which were deployed in November to Iraq, has been very positive. The units have performed well in a very demanding environment and we are encouraged about our prospects for a follow-on sale in the second quarter.
    "We expect to have a record quarter for sales of the Flic bar code scanner in the first quarter with sales coming from NCR, other distributors and web-based unit sales. The web-based sales are typically evaluation orders and may serve as leads for potentially much larger orders. We are also encouraged with the large volume opportunities that are being pursued by NCR and we expect resulting sales volume to ramp throughout the year.
    "Last month, Lumera introduced its first commercial products, two antennas for the high growth Wi-Fi market. The company has focused its sales launch for the products on high volume categories including commercial hotspot operators and OEM customers. One potential customer, a large hotspot operator, has concluded its lab test of the antenna and is now engaged in field-testing of the unit. Another prospective OEM customer, a large computer manufacturer, will shortly begin evaluating the device for possible integration into a laptop computer. The company believes that the products offer compelling cost and performance advantages aimed at a growing market and we are excited about its near term and long term prospects.

    Development Update

    "Development work on automotive head-up displays (HUDs) continues to progress toward the product development phase and opportunities relating to this application are beginning to accelerate. During 2003 we were awarded 3 contracts for $1.3 million to build and deliver prototype units to Volkswagen and several Tier 1 suppliers. Recently, a Microvison prototype HUD, along with competing HUDs, was installed in an automobile for evaluation and testing by a consumer focus group. We believe the advantages that we can deliver over competing LCD-based HUDs include superior performance, smaller overall package size, and a larger viewing area. We are seeing increasing interest by automakers for HUDs and are now in discussion with several new OEMs and Tier 1 suppliers.
    "Work continues to progress under our largest contract to date with Canon to provide pre-commercial microdisplay prototypes for potential application in consumer product designs, including digital camera and digital video camera designs. Work also continues under the $1.0 million contract with an Asian manufacturer of printers and office equipment to develop a MEMS-based scanning engine for high-speed laser printers.
    "Lumera was awarded a $950,000 follow-on contract with a U.S. government agency to continue development of high-performance electro-optic polymer materials and devices for wideband optical modulators, bringing the total amount awarded for this project to $3.6 million. In addition, Lumera expects to move quickly from development to commercial products for two other applications of its proprietary materials technology and we expect to report on those product introductions soon.
    "We are very excited about 2004 and believe that we are set to achieve record revenue growth as both Microvision and Lumera introduce compelling products to high growth markets."

    Conference Call

    Microvision will host a conference call to discuss its 2003 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing 800-901-5213 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial 617-786-2962. The conference passcode is 50216050. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com. A telephone replay of the call will be available through 5:00 p.m. ET March 17, 2004 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The conference passcode for the replay is 25935855. Also, a replay of the conference call will be available on the company's web site.

    About Microvision: www.microvision.com

    Headquartered in Bothell, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company's proprietary silicon micro-mirror technology. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.
    Microvision has been working with Canon, BMW, the Electronics Research Lab of Volkswagen of America and others to develop a number of display and image capture product applications based on its proprietary scanned beam technology.

    About Lumera: www.Lumera.com

    Lumera, a majority owned subsidiary of Microvision, Inc., is an emerging leader in nanotechnology-based applications. The company designs proprietary molecular structures and polymer compounds for a broad range of electro-optic, RF and specialty coating applications. The company also develops high performance RF and electro-optic devices based on its materials technology, and has developed proprietary processes for fabricating such devices.
    Devices based on Lumera's new materials may dramatically improve the performance and reduce the costs of smart antenna systems for the full range of wireless communications markets, and may provide similar improvements for electro-optic components for telecommunications, optical computing, optical signal processing and optical interconnects. The company has also developed materials and process techniques that may simplify and improve the production of Organic Light Emitting Diode (OLED) flat panel displays. The properties of these materials have also shown promise for application in coating materials used in wafer processing for semiconductor fabrication and in bioassay systems. Lumera expects to sell and license its technology in a variety of forms, including custom polymer materials, coated wafers, and discrete and integrated component devices, both packaged and unpackaged.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including projections of revenues, expenses and losses, plans for product development, sales, customers and channel partners, reductions in sales cycle, signing of contracts, future operations and shipping of products, as well as statements containing words like "believe," "anticipate," "estimate," "intend," "will," "may," "seek," "look forward," "expect," and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to obtain financing, our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; dependency on advances by third parties in certain technology used by us and other risk factors identified from time to time in the company's SEC reports, including in its Prospectuses filed pursuant to Rule 424(b) on November 3, 2003, its Annual Report on 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

                           Microvision, Inc.

                      Consolidated Balance Sheet
                            (In thousands)
                              (Unaudited)

                                             December 31, December 31,
                                                2003         2002
                                             ------------ ------------
Assets
Current Assets
   Cash and cash equivalents                     $10,700       $9,872
   Investment securities, available-for-sale      11,078        5,304
   Accounts receivable, net                        1,896        1,315
   Costs and estimated earnings in excess of
    billings on uncompleted contracts                664        1,073
   Inventory, net                                    331          747
   Other current assets                            1,684        2,348
                                             ------------ ------------
      Total current assets                        26,353       20,659

Property and equipment, net                        5,958        7,672
Restricted investments                             1,269        1,356
Receivables from related parties, net                  -        2,043
Other assets                                         338          537
                                             ------------ ------------
     Total assets                                $33,918      $32,267
                                             ============ ============

Liabilities, Minority Interests and
 Shareholders' Equity
Current Liabilities
   Accounts payable                               $1,223       $1,462
   Accrued liabilities                             5,164        4,309
   Current portion of research liability               -            -
   Billings in excess of costs and estimated
      earnings on uncompleted contracts               53          230
   Current portion of capital lease
    obligations                                       62           84
   Current portion of long-term debt                  70           63
                                             ------------ ------------
        Total current liabilities                  6,572        6,148

Research liability, net of current portion         1,948        1,025
Capital lease obligations, net of current
 portion                                              34           94
Long-term debt, net of current portion                99          169
Deferred rent, net of current portion                107          192
Other long-term liabilities                           16            -
                                             ------------ ------------
        Total liabilities                          8,776        7,628
                                             ------------ ------------

Commitments and Contingencies                          -            -

Minority Interests                                 1,847        7,223
                                             ------------ ------------

Shareholders' Equity
    Common stock at par value                         21            -
    Paid-in capital and no par common stock      180,354      147,058
    Deferred compensation                           (846)      (1,490)
    Subscriptions receivable from related
     parties                                        (166)        (166)
    Receivable from related parties               (1,823)           -
    Accumulated other comprehensive income            25          121
    Accumulated deficit                         (154,270)    (128,107)
                                             ------------ ------------
      Total shareholders' equity                  23,295       17,416
                                             ------------ ------------
      Total liabilities, minority interests
       and shareholders' equity                  $33,918      $32,267
                                             ============ ============


                          Microvision, Inc.

                 Consolidated Statement of Operations
            (In thousands, except earnings per share data)
                              (Unaudited)

                                Three months ended Twelve months ended
                                   December 31,        December 31,
                                ------------------ -------------------
                                  2003     2002      2003      2002
                                --------- -------- --------- ---------

Revenue                           $4,039   $3,193   $14,652   $15,917

Cost of revenue                    1,937    1,072     7,046     6,997
                                --------- -------- --------- ---------
   Gross margin                    2,102    2,121     7,606     8,920
                                --------- -------- --------- ---------

Research and development
 expense                           4,913    6,757    23,316    25,519
Marketing, general and
 administrative expense            3,541    4,012    15,827    16,798
Non-cash compensation expense        695      621     2,156     1,984
                                --------- -------- --------- ---------
        Total operating
         expenses                  9,149   11,390    41,299    44,301
                                --------- -------- --------- ---------

Loss from operations              (7,047)  (9,269)  (33,693)  (35,381)

Interest income                       91      205       381     1,059
Interest expense                     (16)     (14)      (51)      (59)
Gain on disposal of fixed
 assets, net                           3        -        36         -
Realized gain on sale of
 investment securities                 -       88        39        88
Loss due to impairment of long-
 term investment                       -        -         -      (624)
                                --------- -------- --------- ---------

Loss before minority interests    (6,969)  (8,990)  (33,288)  (34,917)

Minority interests in loss of
 consolidated subsidiary           1,759    2,089     7,125     7,741
                                --------- -------- --------- ---------

Net loss                         $(5,210) $(6,901) $(26,163) $(27,176)
                                ========= ======== ========= =========
Net loss per share before non-
 cash compensation expense        $(0.23)  $(0.42)   $(1.34)   $(1.79)
Non-cash compensation expense      (0.03)   (0.04)    (0.12)    (0.14)
                                --------- -------- --------- ---------
Net loss per share - basic and
 diluted                          $(0.26)  $(0.46)   $(1.46)   $(1.93)
                                ========= ======== ========= =========
Weighted-average shares
 outstanding -  basic and
 diluted                          20,194   15,154    17,946    14,067
                                ========= ======== ========= =========


    CONTACT: Microvision
             Brian Heagler (investors), 425-415-6794
             Matt Nichols (media), 425-415-6657